Exhibit 99.2

Calidi Biotherapeutics Announces Pricing of $5.2 Million Underwritten Public Offering

Short Term Tranche Warrants Potentially Raise $10.4 Million within 12 months of Closing

SAN DIEGO, March 06, 2026 (GLOBE NEWSWIRE) — Calidi Biotherapeutics, Inc. (NYSE AMERICAN: CLDI) (“Calidi” or the “Company”), a biotechnology company pioneering the development of targeted genetic medicines, today announced the pricing of its underwritten public offering of 10,519,631 units, with each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof), (ii) one 6 month warrant to purchase one share of common stock, (iii) one 12 month warrant to purchase one share of common stock and (iv) one five year warrant to purchase one share of common stock (collectively, the “Warrants”) .

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager for the offering.

Each unit is being sold to the public at a price of $0.50 per unit and each pre-funded unit is being sold to the public at the public offering price of each unit less the $0.001 per share nominal exercise price for each pre-funded warrant. The gross proceeds to the Company from this offering are expected to be approximately $5.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

The Company has granted the underwriter a 45-day option to purchase up to an additional 1,575,000 shares of common stock and/or warrants to purchase up to 1,575,000 shares of common stock for each series of warrants described above (or up to an aggregate of 4,725,000 shares of common stock), or any combination thereof, solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.

Calidi intends to use the net proceeds from the offering for working capital and for general corporate purposes.

The Warrants will be immediately exercisable and will entitle the holder to purchase one share of common stock (or pre-funded warrant in lieu thereof) at an exercise price of $0.50 per share. Each pre-funded warrant will be immediately exercisable, will entitle the holder to purchase one share of common stock and may be exercised at any time until exercised in full. The common stock (or pre-funded warrant in lieu thereof) and Warrants can only be purchased together as part of the units in the offering but will be immediately be issued separately.

This offering is expected to close on or about March 9, 2026, subject to the satisfaction of customary closing conditions.

The Company also has agreed that certain existing warrants held by investors in the offering to purchase up to an aggregate of 2,973,585 shares of the Company’s common stock that were previously issued to the investors will be amended effective upon the closing of the offering so that such warrants will have a reduced exercise price of $0.50 per share.

The securities described are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-284229), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 7, 2025 and the related registration statement filed under Rule 462(b) of the Securities Act of 1933, as amended, which became automatically effective upon filing. The offering will be made only by means of a written prospectus. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC on its website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Calidi

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The company’s proprietary Redtail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the Redtail platform including its novel approach to incorporate BiTEs in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 31, 2025, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For Investors:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com